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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 23, 2003

                           NB&T FINANCIAL GROUP, INC.
                           --------------------------

             (Exact name of registrant as specified in its charter)



             OHIO                        0-23134               31-1004998
         ------------                   ---------              ----------
(State or other jurisdiction of   (Commission File No.)  (IRS Employer I.D. No.)
        incorporation)


                   48 N. South Street, Wilmington, Ohio 45177
                   ------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (937) 382-1441


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ITEM 5. OTHER EVENTS.

The following was contained in a press release issued by NB&T Financial Group, Inc., on or about January 23, 2003.

NB&T Financial Group, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced net income for the year 2002 of $6.53 million, or $2.10 per diluted share, compared to $6.02 million, or $1.90 per diluted share, for the same period last year. Net income for the fourth quarter of 2002 was $1.37 million, or $.44 per diluted share, compared to $1.65 million, or $.53 per diluted share for the fourth quarter of 2001.

Fourth quarter 2002 net interest income of $5.52 million increased 5% compared to $5.26 million for the same quarter last year as a result of interest expense decreasing more than interest income. Average loans increased 6.1% and average securities increased 4.4% when compared to the same period last year. As a result, average interest-earning assets of $620.7 were up 5.1% compared to the same period last year. However, the effect of the increase in average earning assets was more than offset by significant decreases in market rates decreasing the tax equivalent yield on interest-earning assets from 7.17% in the fourth quarter of 2001 to 6.19% in the fourth quarter of 2002. The average cost of interest-bearing liabilities decreased from 3.79% for the fourth quarter of 2001 to 2.78% for the fourth quarter of 2002, although the average interest-bearing liabilities increased 3.3% from the fourth quarter of last year to $558.7 million.

The provision for loan losses was $700,000 in the fourth quarter of 2002, compared to $375,000 for the fourth quarter of 2001. Net charge-offs for the fourth quarter of 2002 were $534,000 compared to $835,000 for the same period last year. Impaired loans totaled $4.73 million at December 31, 2002, compared to $4.86 million at December 31, 2001. The increased provision during the quarter was based on managements' evaluation of the loan portfolio and potential weaknesses of specific loans. For 2002, the provision for loan losses was $2.1 million compared to $1.5 million in 2001.

Non-interest income, excluding securities gains and losses, was $2.19 million, up 3.9%, for the fourth quarter of 2002, compared to $2.11 million for the same period the previous year. The increase was primarily due to increases in service charges on deposits and insurance agency commissions, which were partially offset by decreases in trust income and ATM network fees. Non-interest income for the year 2002, excluding securities gains, was $8.58 million, 11% above 2001.

During the fourth quarter, the Bank also recognized $386,000 in securities gains, compared to none during the same period last year. For the year, net gains on the sales of securities were $420,000 in 2002, compared to $260,000 in 2001.

Non-interest expense increased 23% from $4.87 million in the fourth quarter last year to $5.99 million in the fourth quarter of 2002. Non-interest expense was $22.16 million for the year of 2002, 22% above the year 2001 total of $18.14 million. The primary reasons were increases in salaries and benefits, amortization of intangibles and marketing expenses. These expenses are higher because of the opening of three new branches, the acquisition of The Sabina Bank, and the acquisition of two insurance agencies during 2001.

Performance ratios for the fourth quarter of 2002 included an annualized return on assets of .81%, and an annualized return on equity of 9.31%. For the full year, return on assets was .96%, and return on equity was 12.08%.

Total assets declined .9% to $665.1 million at December 31, 2002 from the same date last year. Net total loans were $380.7 million, an increase of .5%, while the securities portfolio decreased 1% to $220.7 million. Total deposits decreased 2.3% to $468.1 million.

On December 17, 2002, the Board of Directors declared a dividend of $0.23 per share payable January 25, 2003, to shareholders of record on December 31, 2002, which is an increase of 9.5% from the dividend declared in the fourth quarter of 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                           NB&T Financial Group, Inc.

                       By:   /s/ Craig F. Fortin
                            -------------------------
                            Craig F. Fortin
                            Senior Vice President,
                            Chief Financial Officer

Date: January 23, 2003